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                                                                   EXHIBIT 10.11

                               September 29, 1998

Eric Holstege
900 Regent Drive
Los Altos, CA 94024
Dear Eric:

          On behalf of Release Software Corporation (the "Company"), I am pleased to offer you the position of Vice President and Chief Technology Officer, reporting to Carolyn Rogers, Chief Executive Officer. The terms of your relationship with the Company will be indicated herein. Your expected start date with the Company is as soon as possible based upon a transition plan with your current employer and an expectation for you to start at least half time in the near future.

          Your annual base salary will be $174,000. In addition you will receive a one-time $100,000 signing bonus. Your salary will be paid on a semi monthly basis (subject to normal required withholdings and deductions). You will also be eligible for up to a $35,000 (annualized amount, shall be pro-rated for 1998) annual performance bonus based on achieving your mutually agreed upon MBO's with Carolyn.

          You will be granted an option to purchase 80,000 shares of the Company's Common Stock at an exercise price equal to the fair market value on the date of grant, subject to the approval of the Board of Directors. Such option shall be an incentive stock option to the maximum extent permitted under applicable law and shall be immediately exercisable. Release will have the right, but not the obligation, to repurchase all such 80,000 shares (if exercised), or such option to purchase 80,000 shares shall terminate in their entirety (if unexercised), if you are not employed (on a continuous basis) by the Company on a date that is one full year after your first day of employment with Release. Upon a merger or sale of assets of the Company as defined below, all 80,000 shares shall fully vest. On the one year anniversary date of your employment with Release, provided you are an employee of Release during such period, you will be fully vested in all such 80,000 shares.

          In addition, you will also be granted an option to purchase 427,770 shares of Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, subject to the approval of the Board of Directors of the Company. This option shall be an incentive stock option to the maximum extent permitted by law and shall be immediately exercisable. This stock will vest at the rate of 1/4 of the shares one year after commencement of employment and 1/48th of the shares each month thereafter of completed employment for 36 months. Therefore, upon completion of your fourth full year of employment with the Company, these stock options will be fully vested. Upon the consummation of a merger or sale of assets involving more than a 50% change of ownership of the outstanding voting securities of the Company, 50% of all of your then unvested shares of Common Stock (including such portion of your outstanding stock option referenced in this paragraph) shall accelerate and vest and the applicable repurchase right shall so lapse accordingly.

          Release provides a comprehensive Cafeteria Benefits Program in which you will be eligible to participate immediately upon your first day of employment. Release provides you with $160 each month to use towards your benefit elections. This program includes medical, dental, vision, disability, life insurance and health care/dependent care reimbursement accounts. We also have a 401(k) Plan which you will eligible to participate beginning January 1, 1998. Release also offers a Personal Time Off (PTO) Plan under which you accrue
1.66 days per month to be used for vacation, illness or any other situation where time off is needed. You will also receive 8 paid holidays per calendar year. Enclosed is a benefit summary providing you an overview of the Release benefits. You will receive detailed benefit information after your employment start date.
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                          [ReleaseNow.Com Letterhead]

          As a condition of employment at Release, you are required to produce documentation that verifies your eligibility to be employed in the United States. This documentation generally consists of two pieces of identification (that is, Social Security Card, a valid drivers license or birth certificate).

          This documentation must be available on your first day of work. It will also be necessary to sign the Company's standard confidentiality agreement relating to the protection of the Company's proprietary and confidential information and assignment of inventions. In addition, you will abide by the Company's strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer. Please note, as with all of our employees, your employment with Release is not for a specific term and can be terminated by either of us, with or without cause, at any time.

          Again, let me indicate how pleased we are to extend you this offer and look forward to having you as part of our team! If you have any questions, please do not hesitate to call me at the office (650) 463-2406 or at home (650) 572-9356. We look forward to seeing you October 1, 1998 or sooner.

                                 Very truly yours,

                                 /s/ Marielena Tidwell


                                 Marielena Tidwell
                                 Vice President of Human Resources &
                                 Administration
                                 Release Software Corporation

To accept this offer and confirm your start date, please sign and date this offer letter and return in the enclosed envelope.

I am pleased to accept this offer.  I will start work on _________________.

Signature: /s/ Eric Holstege    Date: 10/5/98